Exhibit 99.1

News:

For immediate release

AutoZone Third Quarter EPS up 10%;
Adjusted EPS up 16%

Memphis, Tenn. (May 25, 2005) – AutoZone, Inc. (NYSE: AZO) today reported sales of $1.338 billion for its fiscal third quarter (12 weeks) ended May 7, 2005, down 1.6% from fiscal third quarter 2004. Same store sales, or sales for domestic stores open at least one year, were down 5% for the quarter. Operating margin increased 91 basis points from last year to 19.4%, while operating profit increased 3.2% over the prior year.

Net income for the quarter increased 3.1% over the same period last year to $147.8 million, and diluted earnings per share, reflecting net income and the benefit of the Company’s share repurchase program, increased 10.5% to $1.86 per share from $1.68 per share reported in the year-ago quarter.

Under its ongoing share repurchase program, AutoZone repurchased 3.2 million shares of its common stock for $278.6 million during the third quarter, at an average price of $87 per share. Since 1998 cumulative share repurchases have totaled $4.0 billion, or 85.8 million shares at an average price of $46 per share.

For the quarter, gross profit, as a percentage of sales, was 50.3% (versus 49.7% last year) while operating expenses, as a percentage of sales, were 30.9% (versus 31.2% last year). The improvement in gross margin was largely due to the Company’s ongoing category management initiatives as well as reduced sales of discretionary, lower margin, merchandise. The reduction in operating expenses has continued to be driven by a focused effort to reduce expenditures throughout the organization.

Last year’s third quarter ended May 8, 2004, contained a $10.6 million non-recurring gain from warranty. Excluding last year’s credit, operating profit increased 7.8% and diluted earnings per share increased 15.8% to $1.86 versus the year-ago quarter of $1.61.

The Company’s gross per store inventory level (the reported balance sheet inventory, which is total inventory less supplier owned pay-on-scan inventory) as of May 7, 2005, was $458 thousand versus $447 thousand last year. Net inventory, defined as gross inventory less accounts payable, decreased on a per store level to $59 thousand from $74 thousand last year reflecting an increase in accounts payable to 87.2% of inventory from 83.5% of inventory in the prior year. The increase in gross inventory levels reflects the Company’s efforts to invest in the right part at the right place to further enhance its industry-leading brand in the eyes of its customers.

“I’d like to thank all our AutoZoners across the country for delivering another record quarter of EPS. However, sales were considerably weaker this quarter than expected. This shortfall has challenged us to take a fresh look at our opportunities for driving profitable sales. While we are encouraged by many of the new initiatives we’ve implemented, such as the expansion of our inventory coverage at the store level through ‘Project Got It,’ we will be doing more going forward to grow sales profitably. Our financial model continues to be strong. We will maintain our disciplined approach to growing operating earnings and utilizing our capital effectively, while looking to leverage our industry-leading financial metrics,” said Bill Rhodes, President and Chief Executive Officer.

During the quarter ended May 7, 2005, AutoZone opened 33 new stores, replaced 2 stores, and closed 2 stores in the U.S. while additionally opening 6 new stores in Mexico. As of May 7, 2005, the Company had 3,505 domestic stores and 73 stores in Mexico.

AutoZone is the nation’s leading retailer of automotive parts and accessories. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many domestic stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a one-hour conference call this morning, Wednesday, May 25, 2005, beginning at 10:00 a.m. (EDT) to discuss the third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.” The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (402) 220-4124 through Wednesday, June 1, 2005, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. Management manages the Company’s debt levels to a ratio of adjusted debt to EBITDAR, as shown on the attached tables. This is important information for the Company’s management of its debt levels. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; the ability to hire and retain qualified employees; consumer debt levels; inflation; raw material costs of our suppliers; gasoline prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and our ability to continue to negotiate pay-on-scan and other arrangements with our vendors. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 28, 2004, for more information related to those risks.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone’s 3rd Quarter Highlights - Fiscal 2005

Condensed Consolidated Statements of Operations
3rd Quarter
(in thousands, except per share data)

	GAAP Results		Adjustments		Adjusted
	12 Weeks Ende May 7, 2005	12 Weeks Ended May 8, 2004	12 Weeks Ended May 7, 2005	12 Weeks Ended May 8, 2004 *	12 Weeks Ended May 7, 2005	12 Weeks Ended May 8, 2004*
Net sales	$1,338,387	$1,360,022	$ —	$ —	$1,338,387	$1,360,022
Cost of sales	665,283	683,835	—	10,625	665,283	694,460

Gross profit	673,104	676,187	—	(10,625)	673,104	665,562
Operating, SG&A expenses	413,642	424,866	—	—	413,642	424,866

Operating profit (EBIT)	259,462	251,321	—	(10,625)	259,462	240,696
Interest expense, net	24,223	21,910	—	—	24,223	21,910

Income before taxes	235,239	229,411	—	(10,625)	235,239	218,786
Income taxes	87,450	86,000	—	(3,983)	87,450	82,017

Net income	$ 147,789	$ 143,411	$ —	$(6,642)	$ 147,789	$ 136,769

Net income per share:
Basic	$ 1.88	$ 1.71	$ —	$ (0.08)	$ 1.88	$ 1.63
Diluted	$ 1.86	$ 1.68	$ —	$ (0.08)	$ 1.86	$ 1.61
Weighted Average Shares outstanding:
Basic	78,521	83,897	78,521	83,897	78,521	83,897
Diluted	79,494	85,202	79,494	85,202	79,494	85,202

*	Fiscal 2004 cost of sales includes a $10.6 million pre-tax gain from warranty.

Year-to-date 3rd Quarter, F2005

	GAAP Results		Adjustments		Adjusted
	36 Weeks Ended May 7, 2005	36 Weeks Ended May 8, 2004	36 Weeks Ended May 7, 2005 *	36 Weeks Ended May 8, 2004**	36 Weeks Ended May 7, 2005*	36 Weeks Ended May 8, 2004**
Net sales	$3,828,645	$3,801,298	$ —	$ —	$3,828,645	$3,801,298
Cost of sales	1,952,370	1,947,710	—	26,625	1,952,370	1,974,335

Gross profit	1,876,275	1,853,588	—	(26,625)	1,876,275	1,826,963
Operating, SG&A expenses	1,251,781	1,218,637	(40,321)	—	1,211,460	1,218,637

Operating profit (EBIT)	624,494	634,951	40,321	(26,625)	664,815	608,326
Interest expense, net	69,659	64,092	—	—	69,659	64,092

Income before taxes	554,835	570,859	40,321	(26,625)	595,156	544,234
Income taxes	190,431	214,050	30,219	(9,983)	220,650	204,067

Net income	$ 364,404	$ 356,809	$ 10,102	$(16,642)	$ 374,506	$ 340,167

Net income per share:
Basic	$ 4.59	$ 4.13	$ 0.13	$ (0.19)	$ 4.72	$ 3.94
Diluted	$ 4.53	$ 4.06	$ 0.13	$ (0.19)	$ 4.66	$ 3.87
Weighted Average Shares outstanding:
Basic	79,308	86,432	79,308	86,432	79,308	86,432
Diluted	80,369	87,890	80,369	87,890	80,369	87,890

*	Fiscal year 2005 includes a non-cash adjustment, substantially all of which relates to prior years, of $25.4 million ( net of tax ) associated with accounting for leases and leasehold improvements. Additionally, fiscal year 2005 income taxes include a $15.3 million benefit primarily from the planned one-time repatriation from foreign subsidiaries.
**	Fiscal 2004 cost of sales includes a $26.6 million pre-tax gain from warranty.

Selected Balance Sheet Information
(in thousands)

	May 7, 2005	May 8, 2004	August 28, 2004
Merchandise inventories	$1,639,190	$1,517,071	$1,561,479
Current assets	1,911,738	1,724,497	1,755,757
Property and equipment, net	1,880,218	1,752,474	1,790,089
Total assets	4,168,502	3,869,600	3,912,565
Accounts payable	1,429,675	1,266,486	1,429,128
Current liabilities	1,816,585	1,670,559	1,751,051
Debt	1,914,525	1,798,917	1,869,250
Stockholders’ equity	298,746	260,141	171,393
Working capital	95,153	53,939	4,706

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	May 7, 2005	May 8, 2004
Net income	$ 573,797	$ 564,250
Add: Interest	98,371	90,790
Taxes	316,081	340,000

EBIT	988,249	995,040
Add: Depreciation	130,719	107,063
Rent expense	146,924	115,958
EBITDAR	$1,265,892	$1,218,061
Debt	$1,914,525	$1,798,917
Add: Rent x 6 *	752,382	695,747

Adjusted debt	$2,666,907	$2,494,664
Adjusted debt to EBITDAR	2.1	2.0

*	Excludes the impact from the cumulative lease accounting adjustment recorded in the second quarter of fiscal year 2005.

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended May 7, 2005	12 Weeks Ended May 8, 2004	36 Weeks Ended May 7, 2005	36 Weeks Ended May 8, 2004	Trailing 4 Quarters May 7, 2005	Trailing 4 Quarters May 8, 2004
Depreciation	$ 25,345	$ 24,499	$ 96,669	$ 72,841	$ 130,719	$ 107,063
Capital spending	$ 68,161	$ 42,700	$ 186,939	$ 112,178	$ 259,631	$ 195,620
Cash flow before share repurchase:
Net increase (decrease) in cash and cash equivalents	$ (2,761)	$ 7,267	$ 526	$ (5,300)	$ (10,424)	$ 4,071
Subtract increase in debt	13,025	11,972	45,275	252,072	115,608	378,950
Subtract share repurchases	(278,558)	(132,640)	(308,558)	(530,303)	(626,357)	(976,840)

Cash flow before share repurchases and changes in debt	$ 262,772	$ 127,935	$ 263,809	$ 272,931	$ 500,325	$ 601,961

Other Selected Financial Information
(in thousands)

	May 7, 2005	May 8, 2004
Cumulative share repurchases ($):	$3,983,472	$3,357,114
Cumulative share repurchases (shares):	85,767	78,269
Shares outstanding, end of quarter	77,317	83,381

	May 7, 2005	May 8, 2004
Return on Equity (ROE)*	205.2%	131.0%

	Trailing 4 Quarters May 7, 2005	Trailing 4 Quarters May 8, 2004
Return on Invested Capital (ROIC)*	24.5%	25.1%

*	Excludes the impact from the cumulative lease accounting adjustment and the one-time income tax benefit from the repatriation from foreign subsidiaries recorded in the second quarter of fiscal year 2005.

AutoZone’s 3rd Quarter Fiscal 2005
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended May 7, 2005	12 Weeks Ended May 8, 2004	36 Weeks Ended May 7, 2005	36 Weeks Ended May 8, 2004
Domestic stores:
Store count:
Stores opened	33	38	88	118
Stores closed	2	0	3	0
Replacement stores	2	1	4	2
Total domestic stores	3,505	3,337

Stores with commercial sales	2,052	2,199

Square footage (in thousands):	22,236	21,171
Square footage per store	6,344	6,344
Stores in Mexico:
Stores opened	6	5	10	11
Total stores in Mexico	73	60	73	60

Total stores chainwide:	3,578	3,397

Sales Statistics (Domestic Stores Only):

	12 Weeks Ended May 7, 2005	12 Weeks Ended May 8, 2004	Trailing 4 Quarters May 7, 2005	Trailing 4 Quarters May 8, 2004
Total retail sales ($ in thousands)	$ 1,122,259	$1,140,763	$4,750,163	$4,738,613
% Increase vs. LY retail sales	(2%)	4%	0%	3	%*
Total commercial sales ($ in thousands)	$ 170,425	$ 179,712	$ 728,162	$ 729,608
% Increase vs. LY commercial sales	(5%)	11%	0%	17	%*

Sales per average store ($ in thousands)	$ 370	$ 398	$ 1,601	$ 1,685
Sales per average square foot	58	63	252	265

*	For comparison purposes, excludes 53rd week in fiscal 2002.

	12 Weeks Ended May 7, 2005	12 Weeks Ended May 8, 2004	36 Weeks Ended May 7, 2005	36 Weeks Ended May 8, 2004
Same store sales	(5%)	2%	(3%)	2%

Inventory Statistics (Total Stores):

	as of May 7, 2005	as of May 8, 2004
Accounts payable/inventory	87%	83%
($ in thousands)
Gross inventory**	$1,639,190	$1,517,071
Gross inventory** / store	$458	$447

Net inventory (net of payables)	$209,515	$250,585
Net inventory / store	$59	$74

**	Gross inventory excludes Pay On Scan inventory. This is the reported balance sheet number.

	Trailing 4 Quarters May 7, 2005	Trailing 4 Quarters May 8, 2004
Inventory turns:
Based on average inventories	1.8x	1.9x
Based on ending inventories	1.8x	1.9x
Inventory turns, net of payables:
Based on average inventories	9.8x	9.3x
Based on ending inventories	13.8x	11.6x